EXHIBIT 11.1
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                DOSKOCIL COMPANIES INCORPORATED AND SUBSIDIARIES

                 CALCULATION OF EARNINGS PER SHARE - UNAUDITED
            (Dollar amounts in thousands, except per share figures)

                                    Three Months Ended    Six Months Ended
                                    __________________   _________________
                                     July 1,   July 2,   July 1,   July 2,
                                      1995      1994      1995      1994
                                     _______   _______   _______   _______
Income (loss) from continuing
 operations                        $  1,932   $  (396) $  3,724   $  (844)
Income (loss) from discontinued
 operations                          (1,766)     (385)   (4,121)     (415)
Loss on disposal of discontinued
 operations                         (38,526)     -      (38,526)     -
Extraordinary loss on early
 extinguishment of debt                -         (986)     -         (986)
                                   ________   _______  ________   _______
Net income (loss)                  $(38,360)  $(1,767) $(38,923)  $(2,245)
                                   ========   =======  ========   =======
Primary earnings per share:
__________________________
   Weighted average number of
    common shares outstanding        12,448     7,921    12,448     7,921
   Common stock equivalents:
     Dilutive options and warrants     -         -         -         -
                                     ______     _____    ______     _____
   Weighted average number of
    common and common equivalent
    shares outstanding               12,448     7,921    12,448     7,921
                                     ======     =====    ======     =====
   Income (loss) from continuing
    operations                       $ 0.16    $(0.05)  $  0.30   $ (0.11)
   Income (loss) from discontinued
    operations                        (0.14)    (0.05)    (0.33)    (0.05)
   Loss on disposal of
    discontinued operations           (3.09)      -       (3.09)      -
   Extraordinary loss on early
    extinguishment of debt              -       (0.12)      -       (0.12)
                                     ______    ______    ______    ______
     Net income (loss) per share     $(3.07)   $(0.22)   $(3.12)   $(0.28)
                                     ======    ======    ======    ======
Fully diluted earnings per share:
________________________________
   Weighted average number of
    common shares outstanding        12,448     7,921    12,448     7,921
   Common stock equivalents:
     Dilutive options and warrants     -         -         -         -
                                     ______     _____    ______     _____
   Weighted average number of
    common and common equivalent
    shares outstanding               12,448     7,921    12,448     7,921
                                     ======     =====    ======     =====
   Income (loss) from continuing
    operations                       $ 0.16    $(0.05)  $  0.30   $ (0.11)
   Income (loss) from discontinued
    operations                        (0.14)    (0.05)    (0.33)    (0.05)
   Loss on disposal of
    discontinued operations           (3.09)      -       (3.09)      -
   Extraordinary loss on early
    extinguishment of debt              -       (0.12)      -       (0.12)
                                     ______    ______    ______    ______
     Net income (loss) per share     $(3.07)   $(0.22)   $(3.12)   $(0.28)
                                     ======    ======    ======    ======
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